Financial Contact:	Amy Giuffre (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS 2008 THIRD QUARTER RESULTS

        Milwaukee, Wis., October 16, 2008 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the third quarter ended September 28, 2008. Revenue for the quarter was $1.42 billion compared to $1.54 billion in the year ago quarter, a 7.7 percent decrease. Net income for the quarter was $166.5 million compared to $265.0 million in the third quarter 2007, a decrease of 37.1 percent. Third quarter diluted earnings per share were $0.71, a 33.6 percent decrease compared to last year’s $1.07.

        “In the U.S., dealer retail sales of new Harley-Davidson motorcycles in the quarter were in line with our expectations,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc. “Although Harley-Davidson retail motorcycle sales in international markets overall continued to grow double digits in the quarter, unit sales in several European countries slowed more than we anticipated during September as a result of deteriorating economic conditions. We continue to carefully monitor all markets in light of the potential impact of the current economic realities.”

        For the full year 2008, the Company has narrowed its shipment expectations to 303,500 to 306,000 Harley-Davidson motorcycles. The Company has narrowed its expectations for diluted earnings per share for the full year to $3.00 to $3.10 from the prior range of $3.00 to $3.18.

        “We also have been able to maintain Harley-Davidson Financial Services’ position as a stable, consistent source of financing for dealers and retail customers during these turbulent conditions in the credit markets,” Ziemer said. “Prudent management and customer access to credit will continue to be priorities at HDFS.”

        “During the third quarter, we completed our acquisition of Italian motorcycle maker MV Agusta Group, expanding our opportunities in Europe. Our 105th Anniversary Celebration at the end of August drew tremendous, highly enthusiastic crowds. And we opened the Harley-Davidson MuseumTM, with its broad appeal to riders and non-riders alike. So even in the midst of economic uncertainty, we continue to broaden our appeal, plant seeds for the future and give people unparalleled experiences and reasons to ride,” Ziemer said.

        “Going forward, we expect the global economy and consumer concerns to continue to create challenges for Harley-Davidson through the end of the year and in 2009. I remain confident about our future as we continue to manage and reinvest in the business,” said Ziemer.

Motorcycles and Related Products Segment – Third Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.05 billion, a decrease of $131.7 million or 11.1 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 74,704 units, a decrease of 11,831 units or 13.7 percent compared to last year’s third quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $259.0 million, an increase of $7.5 million or 3.0 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $84.0 million, an increase of $0.8 million or 1.0 percent over the year-ago quarter.

        Gross margin for the third quarter of 2008 was 34.0 percent of revenue compared to 38.4 percent for the third quarter last year. This decrease is primarily due to higher product costs and the allocation of fixed costs over fewer units than last year’s third quarter. Third quarter operating margin decreased to 16.4 percent from 23.2 percent in the third quarter of 2007. Operating margin for the third quarter of 2008 includes the impact of a one-time $16.6 million expense related to the value of acquired in-process research and development at MV Agusta Group.

Motorcycle Retail Sales Data

        During the third quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 9.6 percent compared to the third quarter of 2007.  U.S. retail sales of Harley-Davidson motorcycles decreased 15.5 percent for the quarter. The heavyweight motorcycle market in the U.S. decreased 3.1 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 11.3 percent in the Company’s international markets during the third quarter of 2008 compared to the third quarter of 2007.  Third quarter retail sales increased 12.4 percent in Canada; the Europe Region was up 2.9 percent; the Asia Pacific Region was up 17.5 percent; and the Latin America Region was up 41.6 percent.

        During the first nine months of 2008, worldwide retail sales of Harley-Davidson motorcycles decreased 6.0 percent compared to the prior year. In the U.S., Harley-Davidson motorcycle retail sales decreased 11.9 percent for the first nine months of the year while the U.S. heavyweight market was down 4.0 percent for the same period. International retail sales increased by 12.6 percent for the first nine months of 2008.

        Third quarter and year-to-date data are listed in the accompanying tables.

MV Agusta

        On August 8, 2008, the Company completed the purchase of the privately-held Italian motorcycle maker MV Agusta Group. The Company acquired 100 percent of MV Agusta Group shares for total consideration of 68.3 million euros ($105.1 million), which includes the satisfaction of existing bank debt for 47.5 million euros ($73.2 million). As a result of the acquisition, the Company recorded $87.9 million of goodwill and the $16.6 million one-time expense related to the value of acquired in-process research and development. These results are included in the quarterly financial data.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) operating income for the third quarter was $35.6 million, a decrease of $13.9 million or 28.0 percent compared to the year-ago quarter. The decrease is primarily due to a $9.4 million write-down of finance receivables held for sale to fair value. In addition, last year’s third quarter included a $3.5 million securitization gain compared to no securitization transaction during the third quarter of 2008.

Income Tax Rate

        The Company’s third quarter effective income tax rate was 38.2 percent compared to 35.5 percent in the same quarter last year. The third quarter increase was due primarily to a non-deductible in-process research and development charge for MV Agusta Group and the expiration of the federal research and development tax credit as of December 31, 2007. In October 2008, the federal research and development tax credit was reinstated for two years retroactive to January 1, 2008 continuing through December 31, 2009. The Company expects its full year effective income tax rate in 2008 will be approximately 35.5 percent.

Harley-Davidson, Inc. — Nine Month Results

        For the first nine months of 2008, revenue totaled $4.30 billion, a 0.9 percent decrease from the year-ago period. Diluted earnings per share were $2.45, a decrease of 16.9 percent compared to the same period last year.

        Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 226,898 units, a 9.0 percent decrease compared to last year’s 249,413 units. Harley-Davidson motorcycle revenue was $3.26 billion, which is down 2.2 percent compared to last year’s $3.33 billion. P&A revenue totaled $706.6 million, a 0.5 percent increase over last year’s $703.1 million. General Merchandise revenue totaled $244.8 million, a 5.5 percent increase compared to $232.0 million during the same period in 2007.

        HDFS operating income was $107.7 million, a 38.0 percent decrease from last year’s $173.6 million.

Cash Flow

        Cash and marketable securities totaled $504.9 million as of September 28, 2008. Cash used by operations was $221.2 million, and capital expenditures were $153.7 million during the first nine months of 2008. For the full year of 2008, capital expenditures are still expected to be between $235 million and $250 million.

Stock Repurchase

        The Company repurchased 2.5 million shares of its common stock at a cost of $100.1 million during the third quarter of 2008. On September 28, 2008, the Company had 232.8 million shares of common stock outstanding.

        As of September 28, 2008, there were 16.7 million shares remaining on a board-approved share repurchase authorization. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), Harley-Davidson Financial Services (HDFS) and MV Agusta Group (MVAG). Harley-Davidson Motor Company produces heavyweight motorcycles and offers a line of motorcycle parts, accessories, general merchandise and related services. HDMC manufactures five families of motorcycles: Touring, Dyna®,Softail ®, Sportster ®and VRSC™. Buell produces premium sport performance motorcycles and offers a line of motorcycle parts, accessories, and apparel. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers. MVAG produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva®brand.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage access to reliable sources of capital and adjust to fluctuations in the cost of capital, (xi) adjust to regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xii) anticipate consumer confidence in the economy, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiv) retain and attract talented employees, (xv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xvi) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xvii) successfully integrate and profitably operate MV Agusta Group.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. All of these risk factors are impacted by the current turbulent capital, credit and retail markets.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net revenue	$1,422,834	$1,541,401	$4,301,716	$4,340,494
Gross profit	484,072	591,353	1,522,133	1,619,566
Operating expenses	250,046	233,068	710,420	639,512

Operating income from motorcycles & related products	234,026	358,285	811,713	980,054
Financial services income	111,966	98,471	312,095	319,964
Financial services expense	76,333	49,002	204,408	146,349

Operating income from financial services	35,633	49,469	107,687	173,615
Corporate expenses	1,657	2,292	14,482	13,763

Income from operations	268,002	405,462	904,918	1,139,906
Investment income, net	2,751	5,353	7,033	19,432
Interest expense	1,226	--	1,226	--

Income before provision for income taxes	269,527	410,815	910,725	1,159,338
Provision for income taxes	102,986	145,849	333,816	411,572

Net income	$166,541	$264,966	$576,909	$747,766

Earnings per common share:
Basic	$0.71	$1.07	$2.45	$2.96
Diluted	$0.71	$1.07	$2.45	$2.95
Weighted-average common shares:
Basic	233,081	247,057	235,068	252,513
Diluted	233,420	247,614	235,321	253,263
Cash dividends per common share	$0.33	$0.30	$0.96	$0.76

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) September 28, 2008	December 31, 2007	(Unaudited) September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$504,385	$402,854	$401,385
Marketable securities	524	2,475	55,355
Accounts receivable, net	331,388	181,217	185,208
Finance receivables held for sale	2,245,015	781,280	431,843
Finance receivables held for investment, net	1,115,035	1,575,283	1,275,590
Inventories	401,277	349,697	376,950
Other current assets	222,890	174,508	130,126

Total current assets	4,820,514	3,467,314	2,856,457
Finance receivables held for investment, net	906,244	845,044	861,138
Other long-term assets	1,472,979	1,344,248	1,253,365

	$7,199,737	$5,656,606	$4,970,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$1,070,770	$785,124	$962,250
Current portion of debt	1,138,982	1,119,955	250,168

Total current liabilities	2,209,752	1,905,079	1,212,418
Debt	2,033,000	980,000	980,000
Postretirement healthcare benefits	207,810	192,531	207,957
Other long-term liabilities	248,816	203,505	207,582
Total shareholders’ equity	2,500,359	2,375,491	2,363,003

	$7,199,737	$5,656,606	$4,970,960

Note: On January 1, 2008 the Company recorded a reduction to shareholders’ equity of $18.1 million ($11.2 million, net of tax) to adopt provisions of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” that require sponsors of defined benefit pension and postretirement plans to measure the funded status of those plans as of the date of the year-end statement of financial position.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 28, 2008	September 30, 2007
Net cash (used by) provided by operating activities	($ 221,222)	$1,368,257
Cash flows from investing activities:
Capital expenditures	(153,687)	(139,437)
Finance receivables held for investment, net	(111,250)	(92,147)
Collection of retained securitization interests	75,379	87,827
Net change in marketable securities	2,019	604,927
Acquisition of business, net of cash acquired	(95,224)	--
Other, net	(1,192)	1,696

Net cash (used by) provided by investing activities	(283,955)	462,866
Cash flows from financing activities:
Proceeds from issuance of medium term notes	993,550	--
Net decrease in finance-credit
facilities and commercial paper	(86,519)	(506,938)
Revolving debt	175,057	--
Dividends	(225,243)	(189,093)
Purchase of common stock for treasury	(250,008)	(1,000,133)
Excess tax benefits from share-based payments	301	3,057
Issuance of common stock under employee
stock option plans	1,179	21,429

Net cash provided by (used by) financing activities	608,317	(1,671,678)
Effect of exchange rate changes on cash
and cash equivalents	(1,609)	3,543
Net increase in cash and cash equivalents	101,531	162,988
Cash and cash equivalents:
At beginning of period	402,854	238,397

At end of period	$504,385	$401,385

Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,050,969	$1,182,628	$3,255,333	$3,328,309
Buell® motorcycles	26,111	22,527	89,704	72,795
Parts & Accessories	259,033	251,499	706,640	703,107
General Merchandise	84,034	83,185	244,830	232,011
Other	2,687	1,562	5,209	4,272

	$1,422,834	$1,541,401	$4,301,716	$4,340,494

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	49,953	65,756	149,228	182,447
International	24,751	20,779	77,670	66,966

Total	74,704	86,535	226,898	249,413

Motorcycle product mix:
Touring	24,008	28,461	75,691	84,934
Custom	34,322	39,488	105,316	109,576
Sportster®	16,374	18,586	45,891	54,903

Total	74,704	86,535	226,898	249,413

BUELL UNITS
Motorcycle shipments:
Buell	2,760	2,639	9,224	8,376

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
North America Region
United States	59,000	69,810	189,437	215,092
Canada	3,682	3,277	14,552	12,855

Total North America Region	62,682	73,087	203,989	227,947
Europe Region (Includes Middle East and Africa)
Europe*	8,481	8,301	34,284	32,594
Other	1,006	920	3,483	2,675

Total Europe Region	9,487	9,221	37,767	35,269
Asia Pacific Region
Japan	4,697	3,808	11,502	10,028
Other	2,310	2,156	7,722	6,816

Total Asia Pacific Region	7,007	5,964	19,224	16,844
Latin America Region	1,776	1,254	6,034	3,902

Total Worldwide Retail Sales	80,952	89,526	267,014	283,962

Data Source (subject to update)
Data source for all 2007 and 2008 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Nine months ended
	September 30, 2008	September 30, 2007
United States[1]	425,731	443,511

	Eight months ended
	August 31, 2008	August 31, 2007
Europe[2]	323,139	311,164

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag.